Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Commission File Numbers 333-12156, 333-13818, 333-105213, 333-114668, 333-135218, 333-161796, 333-166673, 333-166674, 333-193124, 333-212608, 333-218987, 333-224246 and 333-232641) pertaining to the 1997 Key Employee Share Incentive Plan, as amended, and the 2010 Employee Share Purchase Plan of Radware Ltd. of our reports dated April 11, 2022, with respect to the consolidated financial statements of Radware Ltd. and its subsidiaries and the effectiveness of internal control over financial reporting of Radware Ltd. and its subsidiaries included in this Annual Report on Form 20-F for the year ended December 31, 2021.

Tel - Aviv, Israel Date: April 11, 2022	/s/ KOST FORER GABBAY & KASIERER KOST FORER GABBAY & KASIERER A Member of Ernst & Young Global